EXHIBIT 99.1

Press Release

TUT SYSTEMS, INC. ANNOUNCES SECOND QUARTER 2006 RESULTS

Lake Oswego, Oregon, August 10, 2006 — Tut Systems, Inc. (Nasdaq: TUTS), today announced its second quarter results for 2006. Revenue for the quarter ended June 30, 2006, was $8.1 million compared with revenue of $9.7 million for the quarter ended June 30, 2005. This represents a decrease in revenue of 16.3% when compared with the second quarter of 2005, and a 29.7% decrease when compared with first quarter 2006 revenue of $11.5 million. Revenue for the six months ended June 30, 2006 was $19.6 million compared with revenue of $16.7 million for the six months ended June 30, 2005. This represents a year-over-year increase in revenue of 17.3%.

Revenue related to video processing systems was $6.8 million and $6.9 million for the quarters ended June 30, 2006 and 2005, respectively. Revenue relating to private broadband network products was $1.2 million and $1.3 million for the quarters ended June 30, 2006 and 2005, respectively. Revenue related to legacy product sales from the Copper Mountain Networks merger was $0.1 million and $1.5 million for the quarters ended June 30, 2006 and 2005, respectively. International sales represented 10.4% and 15.6% of total sales for the quarters ended June 30, 2006 and 2005, respectively.

Gross profit for the quarter ended June 30, 2006, was $2.4 million, a decrease of 31.2% compared with gross profit of $3.5 million for the quarter ended June 30, 2005. Included in gross profit was a charge for amortization of intangibles of $0.4 million for each of the quarters ended June 30, 2006 and 2005. Gross profit for the six months ended June 30, 2006, was $6.3 million compared with $6.0 million for the six months ended June 30, 2005.

Gross margin for the quarter ended June 30, 2006, was 29.6%, compared with second quarter 2005 gross margin of 36.0%. Gross margin was 32.3% and 36.0% for the six months ended June 30, 2006 and 2005, respectively.

Net loss for the three months ended June 30, 2006, was $(4.6) million or $(0.14) per basic and diluted share. This compares with the net loss for the three months ended June 30, 2005, of $(4.5) million or $(0.17) per basic and diluted share. Net loss for the six months ended June 30, 2006 was $(7.8) million or $(0.23) per basic and diluted share compared with $(7.8) million or $(0.31) per basic and diluted share for the six months ended June 30, 2005.

Second Quarter Conference Call Information

Tut Systems will host a conference call on August 11, 2006 beginning at 5:30 am Pacific time to discuss its second quarter operating results, balance sheet, cash flows and current business activities.

Participants of the conference call should dial in at least five minutes before the start time.

Conference ID # 3722804

U.S. and Canada dial (877) 356-8058

International participants dial (706) 634-2465

Online at www.tutsys.com

A replay will be available two hours after the call ends for one week. Dial

(800) 642-1687 or (706) 645-9291 and enter the conference ID number. A replay will also be available at www.tutsys.com.

Recent Announcements:

Significant announcements from Tut Systems since the first quarter earnings release include:

5/1/06	Tut Systems, Inc. Announces Preliminary First Quarter 2006 Results

5/2/06	Tut Systems, Kasenna, and SecureMedia Partner to Provide IPTV Solution to ComSpan Bandon

5/9/06	Tut Systems, Inc. Announces First Quarter 2006 Results

5/16/06	Tut Systems Launches World’s First MPEG-4 AVC High Definition Transcoder at GLOBALCOMM 2006

5/19/06	Tut Systems CEO to Speak at the Lehman Brothers Worldwide Wireless and Wireline Conference

5/25/06	Tut Systems’ Customer Cavalier Telephone Commercially Launches North America’s First MPEG-4 AVC IPTV Headend

5/31/06	Tut Systems Brings Improved Reliability and Quality to CP-TEL’s IPTV Headend

7/6/06	Tut Systems to Speak at the C. E. Unterberg, Towbin Emerging Growth Conference

7/12/06	Tut Systems, Inc. Announces Preliminary Second Quarter 2006 Results

7/27/06	Tut Systems, Inc. Announces Preliminary Second Quarter 2006 Results

7/28/06	Tut Systems and WEGENER Co-Sponsor Webinar on MPEG-4 Technology

8/7/06	Tut Systems CEO to Speak at the CanaccordAdams 2006 Summer Seminar

About Tut Systems, Inc.

Tut Systems, Inc. delivers advanced content processing and distribution products as well as comprehensive system integration services for deploying next-generation data and video services over broadband networks. Service providers, content providers and government agencies worldwide use Tut Systems solutions to deliver broadcast-quality video over broadband networks.

Tut Systems is headquartered in Lake Oswego, OR with regional offices across North America and Asia. For more information visit www.tutsys.com or call (971) 217-0400.

FINANCIAL TABLES FOLLOW

Contact Info:

Scott Spangenberg

Chief Financial Officer

Tut Systems, Inc.

971-217-0400

scotts@tutsys.com

TUT SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2006	2005	2006
Revenue	$9,674	$8,095	$16,727	$19,617
Cost of goods sold	6,194	5,701	10,709	13,272

Gross profit	3,480	2,394	6,018	6,345

Operating expenses:
Sales and marketing	2,745	2,340	5,232	4,905
Research and development	3,216	2,975	5,337	6,185
General and administrative	1,965	1,417	3,124	2,680
Restructuring costs	—	359	—	359
Amortization of intangible assets	17	17	32	34

Total operating expenses	7,943	7,108	13,725	14,163

Loss from operations	(4,463)	(4,714)	(7,707)	(7,818)
Interest and other (expense) income, net	(54)	71	(128)	39

Net loss	$(4,517)	$(4,643)	$(7,835)	$(7,779)

Net loss per share, basic and diluted	$(0.17)	$(0.14)	$(0.31)	$(0.23)

Shares used in computing net loss, basic and diluted	26,013	33,699	25,602	33,631

TUT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2005	June 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$12,111	$7,353
Short-term investments	1,693	—
Accounts receivable, net	14,873	13,911
Inventories, net	6,719	11,353
Prepaid expenses and other	983	1,077

Total current assets	36,379	33,694
Property and equipment, net	2,827	2,617
Intangibles and other assets	7,977	7,147

Total assets	$47,183	$43,458

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$7,080	$7,711
Accounts payable and accrued liabilities	8,952	11,312
Deferred revenue	527	586

Total current liabilities	16,559	19,609
Note payable and other long term liabilities	4,222	4,288

Total liabilities	20,781	23,897
Stockholders’ equity	26,402	19,561

Total liabilities and stockholders’ equity	$47,183	$43,458